EXHIBIT 10.R.1
PERSONAL AND CONFIDENTIAL «First_Name» «Middle_Name» «Last_Name»
PERFORMANCE SHARE AWARD LETTER

TARGET AWARD:	«SHARES_GRANTED»
PERFORMANCE PERIOD:	[_______________]
DATE OF GRANT:	[_______________]
SETTLEMENT DATE	Within 75 days following the last day of the Performance Period, provided you have remained in the employment the Company or its Subsidiaries through such date (except for a termination of employment or service due to death, disability, retirement or termination without cause, as provided below)
Dear «First_Name»,
     This letter is to inform you of a long-term equity grant of Performance Shares. This award is designed to align your interest and efforts with the long-term interests of the Company’s stockholders, and to provide you with a direct incentive to achieve the Company’s strategic and financial goals. This award is subject to all terms and conditions of the El Paso Corporation 2005 Omnibus Incentive Compensation Plan, as amended and restated (the “Plan”), the summary (prospectus) of the Plan and the provisions of this letter. All capitalized terms that are used in this letter and not otherwise defined herein shall have the meanings ascribed to them in the Plan and/or Plan summary. The Plan summary is available via the El Paso Intranet at the following address:
[prospectus link]
Performance Shares
1.	Grant of Performance Shares. The Company hereby grants to you the Target Award set forth above, payment of which is dependent upon the achievement of certain performance goals described in Sections 2 and 3 of this letter.

2.	Nature and Settlement of Award. The Performance Shares awarded pursuant to this letter represent the opportunity to receive shares of Common Stock of the Company, and dividend equivalents on such shares. Except for dividend equivalents, which are paid in cash pursuant to Section 4 of this letter, Performance Shares shall be settled in shares of Common Stock. The Company shall deliver to you one share for each Performance Share earned, less any shares withheld in accordance with the provisions of Section 6 of this letter. Settlement shall occur on a date chosen by the Plan Administrator, which date shall be within seventy-five (75) days following the last day of the applicable Performance Period (the “Settlement Date”), and except as specifically provided in Section 5 of this Agreement, provided you have remained in the employment of the Company or its Subsidiaries through the Settlement Date.

3.	Determination of Number of Performance Shares Earned.
a.	The number of Performance Shares earned, if any, for the Performance Period shall be determined in accordance with the following formula:
# of Performance Shares = Payout Percentage X Target Award

The “Payout Percentage” is based on the Company’s total shareholder return (“TSR”) relative to that of the Peer Group for the applicable Performance Period, determined in accordance with the following table:

Payout
Percentage (% of
TSR	Target Award)
<25th percentile	0%
25th percentile	25%
50th percentile	100%
75th percentile and above	200%
Payout Percentage shall be interpolated for TSR results between the 25th and 50th percentile and the 50th and 75th percentile.

All Performance Shares that are not earned for the applicable Performance Period shall be forfeited.
b.	TSR for the Performance Period shall be calculated using the following formula:
average 20 day closing stock price at the beginning of the Performance Period minus
average 20 closing stock price at the end of the Performance Period plus
dividends paid per share over the Performance Period
total above divided by
average 20 day closing stock price at the beginning of the Performance Period
For purposes of the foregoing formula, the average 20 day closing stock price includes the 10 days before the applicable measurement date, the measurement date, and the nine days after the measurement date. The measurement date for the beginning of the period is the first trading day of the Performance Period. The measurement date for the end of the period is the last trading day of the Performance Period.

c.	For purposes of this award, the Peer Group for the Performance Period shall include: [Anadarko Petroleum Corp., CenterPoint Energy, Inc., Dominion Resources, Inc., Enbridge Inc., Energen Corp., EQT Corporation, National Fuel Gas Co., Newfield Exploration Co., NiSource, Inc., Noble Energy, Inc., ONEOK, Inc., Pioneer Natural Resources, Questar Corporation, Sempra Energy, Southern Union Co., Spectra Energy Corp., TransCanada Corp. and Williams Companies]. Notwithstanding the above, should any member of this Peer Group cease to provide a meaningful comparison for purposes of this award as a result of mergers, acquisitions, bankruptcies, changes in business or other extraordinary or unforeseeable events, the Plan Administrator in its sole and absolute discretion may eliminate and/or replace such member.
4.	Dividend Equivalents. No dividend equivalents will be paid on the Performance Shares until such time as the applicable Performance Period has ended and the number of Performance Shares earned under this award has been certified by the Plan Administrator based on the actual performance of the Company during the Performance Period. On or prior to the Settlement Date, the Company will pay you a lump-sum cash amount in payment of dividend equivalents based on the number of Performance Shares earned under the award multiplied by the per share quarterly dividend payments made to shareholders of the Company’s Common Stock during the Performance Period (without any interest or compounding). Notwithstanding the foregoing, any accumulated and unpaid dividend equivalents attributable to Performance Shares that are cancelled or forfeited will not be paid and shall be immediately forfeited upon cancellation of the Performance Shares.

5.	Termination of Employment. Except as set forth in the Plan or otherwise provided below, if your employment with the Company and its Subsidiaries is terminated for any reason prior to the Settlement Date, all Performance Shares subject to this letter shall be immediately forfeited.

a.	Termination due to Death or Disability. If your termination of employment is due to death or Disability (as defined below), the Performance Shares shall vest on a pro rata basis based on target, and will be paid within seventy-five (75) days following the termination event. For purposes of this letter, your employment shall be deemed to have terminated due to Disability if you are entitled to long-term disability benefits under the Company’s long-term disability plan, as in effect on the date of termination of your employment.

b.	Termination due to Retirement or Involuntary Termination without Cause. If your termination of employment is due to Retirement (as defined below) or your employment is involuntarily terminated by the Company and its Subsidiaries without Cause, the Performance Shares shall vest on a pro rata basis, and will be paid upon completion of the Performance Period based on the level of performance achieved as of the end of such Performance Period; provided, however, that this provision shall not apply in the event your employment is terminated for Cause. The amount of the vested award shall be computed under the following formula: Target Award times (number of days elapsed in Performance Period divided by number of days in Performance Period) times Payout Percentage. For purposes of this letter, the term Retirement shall be defined as age 55 years or older with ten (10) years of service with the Company or its Subsidiaries.
6.	Taxes. Pursuant to Section 17.10 of the Plan, the Plan Administrator shall have the power and the right to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy any applicable tax withholding requirements applicable to this award.

7.	Compensation Recovery. Pursuant to the terms of the Plan, if you knowingly engage in, or are grossly negligent with respect to, misconduct that causes El Paso to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, you will be required to reimburse El Paso the amount of any payment in settlement of an award granted to you under the Plan and earned during the 12-month period following the period subject to the restatement.
          Please sign and return a copy of this agreement to Alan Bishop, Director Shareholder Relations, indicating your agreement to the terms of this letter and the award granted hereby. Your signature will also acknowledge that this letter reflects our final agreement regarding the award granted hereunder, and that you have received and reviewed the Plan and that you agree to abide by the applicable terms of these documents as provided herein.
          If you have any questions on this grant, please give me a call.
Sincerely,

ACKNOWLEDGED AND ACCEPTED
________________________________
Dated: __________________________

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